Exhibit 99.3


BOSTON, Oct. 2 /PRNewswire/ -- FleetBoston Financial Corporation (NYSE: FBF) today announced that it has signed a definitive merger agreement to acquire Summit Bancorp (NYSE: SUB), the leading retail and commercial bank in New Jersey. The transaction, which is valued at $7.0 billion, solidifies Fleet's presence in the New Jersey and metropolitan New York markets, and is a logical extension of Fleet's geographic franchise across the Northeast.

Under the terms of the agreement, Summit shareholders will receive 1.02 shares of Fleet for each share of Summit they own in a fixed stock exchange. Based on the closing price of Fleet's stock on Friday, September 29, the transaction values Summit at $39.78 per share (or in the aggregate at $7.0 billion). The price per share represents a 15.7% premium over Summit's stock price as of September 29. The transaction, which is expected to be tax-free to Summit shareholders, will be accounted for on a pooling basis and has been approved by the Boards of Directors of both companies. The transaction is expected to close before March 31, 2001 and is subject to approval by Summit shareholders as well as customary regulatory approvals.

Terrence Murray, Chairman and Chief Executive Officer of Fleet, said, "Summit has a formidable presence in the attractive New Jersey market. This transaction is an excellent geographic fit with our existing franchises, making Fleet the number one bank in New Jersey and, for the first time, extending our banking franchise into the Philadelphia region. In addition, it furthers Fleet's strategic goals of balanced earnings and leveraging our product and services capabilities over an expanded customer base, as we extend our range of sophisticated offerings to Summit's one million households."

Chad Gifford, President and Chief Operating Officer of Fleet, said, "We will bring together the best of the two companies, specifically the capabilities and expertise of Fleet and the relationship management skills of Summit. Moreover, we will combine and maintain the outstanding community investment and philanthropic levels of both companies in New Jersey, which total $4 million per year."

T. Joseph Semrod, Chief Executive Officer of Summit, said, "This acquisition is the right one for Summit, as it provides significant value to our shareholders, our customers, our employees, and the members of our communities. Together, our combined organization will be able to offer our customers a broader and more sophisticated array of products and services, while continuing to provide the highest levels of customer service. Importantly, Fleet has committed to maintaining our current high levels of community, charitable and economic development commitments, deserving of our outstanding CRA rating." Semrod has agreed to continue to serve as Chairman of the New Jersey bank and will be named a Vice Chairman and a member of the board of directors of FleetBoston Financial Corporation. John G. Collins, a current Vice Chairman of Summit, will serve as President of the New Jersey bank.

Summit has $39 billion in assets, and more than 500 branches across New Jersey, Pennsylvania and Connecticut. Fleet, with assets of $181 billion, has approximately 1,200 branches in New England, New York and New Jersey. At completion of the transaction, expected in the first quarter of 2001, the combined institution will have approximately $220 billion in assets.

The transaction is expected to be immediately accretive to Fleet's earnings.

Also today, Fleet announced that its Board of Directors has rescinded its prior authority, granted in April 2000, to repurchase up to $2.0 billion of its common stock to comply with the limitations of pooling-of-interests accounting in its acquisition of Summit.

FleetBoston Financial is the eighth largest financial holding company in the United States. An $181 billion diversified financial services company, it offers a comprehensive array of innovative financial solutions to 20 million customers in more than 20 countries and territories. Among the company's key lines of business are: retail banking, with approximately 1,200 branches and over 3,400 ATMs in the Northeast; commercial banking, including capital markets/investment banking and commercial finance; investment services, including discount brokerage, and full service banking through more than 250 offices in Latin America. Fleet Boston Financial is headquartered in Boston and listed on the New York Stock Exchange (NYSE: FBF) and the Boston Stock Exchange (BSF: FBF).

Summit Bancorp (NYSE: SUB) is a $39 billion diversified financial services company headquartered in Princeton, New Jersey. Through Summit's 500 branches, 600 ATMs and electronic commerce offerings such as Summit Online Banking, it provides comprehensive financial services to an extensive retail, corporate banking and private bank customer base in New Jersey, Eastern Pennsylvania, and Connecticut. For additional information about the company, please visit its web site at http://www.summitbank.com.

A conference call for the investing public will be broadcast live over the Internet at 10:00 a.m. EDT on Monday, October 2, 2000. The call is available at http://www.fleet.com (listen only).

SOURCE FleetBoston Financial Corporation

CONTACT: Media - James Mahoney of FleetBoston Financial,
617-434-9552; or Steven Lubetkin of Summit Bancorp, 609-514-7920;
or Investor - John Kahwaty of FleetBoston Financial,
617-434-3650; or Kerry Calaiaro of Summit Bancorp, 609-987-3226/